Exhibit 99.1

For Immediate Release

Del Taco Names John D. Cappasola, Jr. as Chief Executive Officer

LAKE FOREST, Calif. - June 6, 2017 - Del Taco Restaurants, Inc., (NASDAQ: TACO), the second largest Mexican-American QSR chain by units in the United States, today announced that President and Chief Brand Officer John D. Cappasola, Jr. has been named as Chief Executive Officer, to succeed Paul J.B. Murphy, III. Mr. Cappasola will also replace Mr. Murphy on the Company’s Board of Directors. Mr. Murphy will remain with the Company into July to ensure a seamless and orderly transition of leadership and responsibilities.

As part of the planned succession, Mr. Murphy has notified the Company that he plans to relocate permanently to Denver, CO and will resign on July 7, 2017, at which time Mr. Cappasola will fully assume his new position as Chief Executive Officer and director.

Mr. Cappasola joined Del Taco in a senior leadership role in 2008. He has been Del Taco’s President since January 2017 and Chief Brand Officer since February 2011. He previously served as Executive Vice President and Chief Brand Officer, leading Del Taco’s efforts in brand strategy, operations, marketing, menu development, and culinary innovation. Paul J.B. Murphy, III has been Del Taco’s Chief Executive Officer since February 2009 and served as President from February 2009 through December 2016.

Chairman of the Board Lawrence F. Levy commented, “John is a dynamic, people-oriented brand leader who understands strategy and driving business results. John was instrumental in the development of our successful Combined Solutions strategy that has established a solid foundation for the brand and produced some of the top results in the industry over the past 5 years. Game changing new product innovation, highly effective marketing campaigns and dramatic improvements in the guest experience are a direct result of John’s leadership across our organization. The entire Del Taco family looks forward to working with John in this natural evolution of his leadership role.”

Levy added, “We thank Paul for his many contributions to Del Taco. Paul has developed a high-performing culture and an outstanding leadership team that is poised to continue delivering superior performance. We deeply appreciate Paul for his leadership and commitment to Del Taco and wish him all the best."

Chief Executive Officer Paul J.B. Murphy, III stated, “It has been my privilege and honor to be part of Del Taco for the past eight years, and I am confident in the strong team we have assembled to execute on the growing opportunity ahead of this beloved brand. John and I have been working together preparing for this transition and I can confidently say that the company could not ask for a better person to lead it into its next phase of growth. John will continue to be a driving force pushing the brand to evolve to meet ever-changing consumer needs and ensuring that our operations teams are set up to successfully deliver on that brand promise.

Incoming Chief Executive Officer John D. Cappasola, Jr. said, “I am excited to assume this new role which I feel is a once in a lifetime career opportunity. Del Taco is a unique company with a deep rooted culture and a great team of people who care about elevating this iconic brand and each other. Working side by side with Paul over the past several years has uniquely prepared me for this role and I am confident that our team is going to build upon what we have already accomplished and take Del Taco to new heights.”

About Del Taco Restaurants, Inc.
Del Taco (NASDAQ: TACO) offers a unique variety of both Mexican and American favorites such as burritos and fries, prepared fresh in every restaurant’s working kitchen with the value and convenience of a drive thru. Del Taco’s menu items taste better because they are made with quality ingredients like freshly grated cheddar, hand-chopped pico de gallo, sliced avocado, slow-cooked beans made from scratch, and fresh-grilled marinated chicken and carne asada. The brand’s UnFreshing Believable® campaign further communicates Del Taco’s commitment to provide guests with the best quality and value for their money. Founded in 1964, today Del Taco serves more than three million guests each week at its more than 550 restaurants across 15 states. For more information, visit www.deltaco.com.

Forward-Looking Statements
In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, information concerning Del Taco’s possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based Del Taco’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “target,” “may,” “will,” “should,” “future,” “propose,” “preliminary,” “guidance,” “on track” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Del Taco’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks included, without limitation, consumer demand, our inability to successfully open company-operated or franchised restaurants or establish new markets, competition in our markets, our inability to grow and manage growth profitably, adverse changes in food and supply costs, our inability to access additional capital, changes in applicable laws or regulations, food safety and foodborne illness concerns, our inability to manage existing and to obtain additional franchisees, our inability to attract and retain qualified personnel, our inability to profitably expand into new markets, changes in, or the discontinuation of, the Company’s repurchase program, and the possibility that we may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in Del Taco’s reports filed with the SEC, including under Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended January 3, 2017, and available at the SEC’s website at www.sec.gov and the Company’s website at www.deltaco.com.

Forward-looking statements included in this release speak only as of the date of this release. Del Taco undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this release or otherwise.

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Media Contact:
Julia Young
(646) 277-1280
julia.young@icrinc.com

Investor Relations Contact:
Raphael Gross
(203) 682-8253
investor@deltaco.com